Exhibit 23.1

Consent of Ernst & Young LLP

      We consent to the use of our report dated January 31, 2003, included in the Annual Report on Form 10-K of The Corporate Executive Board Company for the year ended December 31, 2002, with respect to the financial statements, as amended, included in this Form 10-K/A.

/s/ Ernst & Young LLP

Washington, D.C.
July 3, 2003